Aegean Earth and Marine Corporation

c/o Stuarts Corporate Services Ltd.

P.O. Box 2510

Grand Cayman KY1-1104

Cayman Islands

31 October 2008

Dear Sirs

Re  Aegean Earth and Marine Corporation

We act as legal counsel to Aegean Earth and Marine Corporation (the "Company") in connection with the registration statement on Form S-1 provided to us (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by the Company, with the Securities and Exchange Commission.  We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands.

Documents

For the purposes of giving this opinion, we have examined the following documents:

1.

the Certificate of Incorporation dated 10 March 2006, the Certificate of Incorporation on Change of Name dated 6 March 2008 and the Memorandum and Articles of Association of the Company dated 8 January 2008;

2.

written resolutions of the Company dated 31 May 2006, 18 July 2006, 28 September 2006, 29 February 2008 and 31 October 2008 in relation to the isse of shares in the Company (the “Resolutions”);

3.

a certificate from a director of the Company dated 31 October 2008 a copy of which is annexed hereto (the “Director’s Certificate”); and

4.

the Register of Members of the Company maintained by Mizzen Corporate Services Ltd. in Bermuda, provided to us on 30 October 2008 and attached to the Director’s Certificate and certified by the Board of Directors of the Company in the resolutions dated 31 October 2008 (the “Register of Members”).

Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion.  This opinion relates only to the laws of the Cayman Islands as they exist at the date of this opinion.  In giving this opinion we have relied (without further verification) upon the completeness and accuracy (and the continuing accuracy as at the date hereof) of the Director’s Certificate and the Resolutions.  We have also relied upon the following assumptions, which we have not independently verified:

1.

The copies of the Register of Members are true and correct copies of the originals of the same and that all matters required by law to be recorded therein are so recorded.

2.

The copies of the Memorandum and Articles of Association, Register of Directors and Officers and Register of Mortgages and Charges provided to us by the Registered Office of the Company are true and correct copies of the originals of the same and that all matters required by law to be recorded therein are so recorded.

3.

The corporate records of the Company examined by us on 31 October 2008 at its Registered Office constitute its complete and accurate corporate records and that all matters required by law to be recorded therein are so recorded and that all the shareholders shown on the Register of Members have properly subscribed for shaes in the Company and all the shares are fully paid.

4.

There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws governing the Document.

Opinion

Based solely our examination of the Resolutions, the Register of Members and upon the assumptions and such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out below, we are of the opinion that under the laws of the Cayman Islands the shares proposed to be sold by way of transfer by the selling shareholders as set out on the Registration Statement are duly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Qualifications

1.

Under section 215 of the Companies Law (2007 Revision) the Registrar of Companies of the Cayman Islands has the power at any time and from time to time to prohibit (i) the sale of any shares or debentures of the Company in the Cayman Islands or (ii) any invitation in the Cayman Islands to subscribe for any shares or debentures of the Company.  So far as we are aware, such power has never been exercised.

2.

Any provision in a document purporting to impose obligations on or grant rights to a person who is not a party to the relevant document (a “third party”) is unenforceable by or against that third party.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Document nor upon the commercial terms of the transactions contemplated by the Document.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given to the persons to whom it is addressed for their sole benefit and the benefit of their legal advisers acting in that capacity in relation to this transaction. Except with our written consent, it is not to be disclosed to or relied upon by any other person. We bring to your attention that our maximum aggregate liability in respect of all claims for breach of contract or breach of duty or fault or negligence or otherwise arising out of or in connection with this opinion shall be limited to the lesser of three times the professional fees recovered by us in providing this opinion and the total amount of our professional indemnity insurance cover available from time to time.

This opinion only relates to the laws of the Cayman Islands as we presently understand them and is given on the basis that the opinion will be governed by and construed in accordance with the laws of the Cayman Islands and that the Cayman courts will have exclusive jurisdiction in relation to any matter arising out of it.  We have made no investigation of any laws other than the laws of the Cayman Islands and do not express or imply any opinion on any such laws.

This opinion is given as at the date shown at the top of this letter. We have no continuing obligation under the terms of this opinion to inform you of changes of law or fact occurring after the date of this letter or of facts of which we become aware after such date.

Yours faithfully

/s/Christopher Anthony Humphries

STUARTS WALKER HERSANT

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